UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 1, 2020

Protara Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36694	20-4580525
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

1 Little West 12th Street New York, NY	10014
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (646) 844-0337

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	TARA	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Executive Officer Promotion and Compensation

On December 1, 2020, the board of directors (the “Board”) of Protara Therapeutics, Inc. (the “Company”) approved the promotion of Jacqueline Zummo, Ph.D., MPH, MBA to the role of Chief Scientific Operations Officer (the “Promotion”), effective as of January 1, 2021 (the “Effective Date”). Dr. Zummo previously served as our Senior Vice President, Research Operations. In connection with the Promotion, following recommendation by the Compensation Committee of the Board (the “Committee”), the Board approved, effective as of the Effective Date, an increase in Dr. Zummo’s annual base salary to $405,000 and an increase in Dr. Zummo’s annual discretionary performance bonus percentage to 40% of her then-current base salary.

In connection with the Promotion and following recommendation by the Committee, the Board also approved the grant of a stock option to Dr. Zummo to purchase 66,700 shares of the Company’s common stock (“Common Stock”). The stock option will be granted under the Company’s Amended and Restated 2014 Equity Incentive Plan on January 4, 2021 and will have a per share exercise price equal to the closing price of the Common Stock as reported on The Nasdaq Capital Market on such date. The shares subject to such stock option will vest over four years of continuous service by Dr. Zummo to the Company, with 25% of the shares subject to the option vesting upon completion of one year of service measured from the Effective Date and the balance of the shares vesting monthly thereafter for the next three years.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Protara Therapeutics, Inc.

Dated: December 7, 2020	By:	/s/ Blaine Davis
Blaine Davis Chief Financial Officer

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